Exhibit 10.30

SEEGER WEISS LLP
CHRISTOPHER A. SEEGER
DAVID R. BUCHANAN
55 Challenger Road, 6th Floor
Ridgefield Park, NJ 07660
Telephone: 212/584-0700
212/584-0799 (fax)
Local Counsel
ROBBINS GELLER RUDMAN
    & DOWD LLP
JAMES E. BARZ
FRANK A. RICHTER
200 South Wacker Drive, 31st Floor
Chicago, IL 60606
Telephone: 312/674-4674
312/674-4676 (fax)
Lead Counsel for Plaintiffs
[Additional counsel appear on signature page.]

UNITED STATES DISTRICT COURT
DISTRICT OF NEW JERSEY

In re VALEANT PHARMACEUTICALS INTERNATIONAL, INC. SECURITIES LITIGATION This Document Relates To: Case No. 3:15-cv-07658-MAS-LHG.	) ) ) ) ) ) ) ) ) )	Master No. 3:15-cv-07658-MAS-LHG CLASS ACTION Judge Michael A. Shipp Magistrate Judge Lois H. Goodman Special Master Hon. Dennis M. Cavanaugh, U.S.D.J. (Ret.) STIPULATION OF SETTLEMENT

This Stipulation of Settlement, dated December 15, 2019 (the “Stipulation”), is made and entered into by and among the following: (i) Lead Plaintiff TIAA, on behalf of itself and the Class, by and through Lead Counsel in the Litigation; and (ii) Valeant Pharmaceuticals International, Inc. (“Valeant”) (n/k/a Bausch Health Companies Inc.); J. Michael Pearson (“Pearson”); Howard B. Schiller (“Schiller”); Robert L. Rosiello (“Rosiello”); Deborah Jorn (“Jorn”); Ari S. Kellen (“Kellen”); Tanya Carro (“Carro”); Jeffrey W. Ubben (“Ubben”); Robert A. Ingram (“Ingram”); Ronald H. Farmer (“Farmer”); Colleen Goggins (“Goggins”); Anders Lönner (“Lönner”); Theo Melas-Kyriazi (“Melas-Kyriazi”); Robert N. Power (“Power”); Norma Provencio (“Provencio”); Katharine B. Stevenson (“Stevenson”); Deutsche Bank Securities Inc.; HSBC Securities (USA) Inc.; MUFG Securities Americas Inc. f/k/a Mitsubishi UFJ Securities (USA) Inc.; DNB Markets, Inc.; Barclays Capital Inc.; Morgan Stanley & Co. LLC; RBC Capital Markets, LLC; Suntrust Robinson Humphrey, Inc.; ValueAct Capital Management, L.P. (“ValueAct Capital”); VA Partners I, LLC (“VA Partners”); ValueAct Holdings, L.P. (“ValueAct Holdings”); ValueAct Capital Master Fund, L.P. (“ValueAct Capital Master Fund”); ValueAct Co-Invest Master Fund, L.P. (“ValueAct Co-Invest Fund”) (collectively, the “Defendants”); Goldman Sachs & Co. LLC f/k/a Goldman Sachs & Co.; J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith Inc.; CIBC World Markets Inc.; Citigroup Global Markets Inc.; DBS Bank Ltd.; TD Securities (USA) LLC;

BMO Capital Markets Corp.; SMBC Nikko Securities America, Inc. (collectively, the “Former Defendants”1), by and through their counsel of record in the Litigation2. The Stipulation is intended to fully, finally, and forever resolve, discharge, and settle the Released Claims as to the Released Persons, subject to the approval of the Court and the terms and conditions set forth in this Stipulation.

I.	THE LITIGATION
The Litigation is currently pending in the United States District Court for the District of New Jersey before the Honorable Michael A. Shipp (the “Court”). The Litigation was referred to Special Master Judge Dennis M. Cavanaugh, U.S.D.J. (ret), on September 10, 2019. The initial complaint in this consolidated action was filed on October 22, 2015. On May 31, 2016, the Court consolidated Civil Action Nos. 15-cv-07679, 15-cv-07746, and 15-cv-07809 with this action and appointed TIAA as Lead Plaintiff and Robbins Geller Rudman & Dowd LLP (“Robbins Geller”) as Lead Counsel.
Plaintiffs filed the Consolidated Complaint for Violations of the Federal Securities Laws (“Complaint”) on June 24, 2016. The Complaint alleges that the

1 Defendants and Former Defendants include all named defendants in the action except PriceWaterhouseCoopers LLP (“PwC”) which is not a party to this settlement agreement. None of the terms herein shall release any of Plaintiffs’ claims in this action against PwC.
2 All capitalized terms not otherwise defined shall have the meanings ascribed to them in §IV.1 herein.

Defendants and Former Defendants are liable for violations of the Securities Act of 1933 and/or the Securities Exchange Act of 1934 resulting from materially false and misleading statements or omissions of material facts necessary to make statements made in public filings and other public statements not misleading. Among other things, Plaintiffs allege that the Defendants and Former Defendants are liable for false and misleading statements regarding Valeant’s business operations and financial performance. Plaintiffs further allege that as the truth regarding Valeant’s business, operations, and prospects was revealed, artificial inflation was removed from the price of Valeant Securities damaging members of the Class. Defendants and Former Defendants deny each and all of Plaintiffs’ allegations. Defendants and Former Defendants contend that they are not liable for any such alleged false or misleading statements and that all information required to be disclosed by the federal securities laws was so disclosed. Defendants also contend that their actions did not cause Plaintiffs’ alleged loss, and the Valeant Defendants contend that they did not act with scienter.
The parties vigorously litigated this case for four years. The parties submitted extensive briefing regarding a motion to lift the discovery stay, and after the nearly 300-page consolidated Complaint was filed, the parties briefed and argued six initial motions to dismiss filed by 34 Defendants and Former Defendants. After nearly 400 pages of briefing and a lengthy hearing, the Court denied the motions to dismiss in substantial part against Defendants, and dismissed all claims against Former Defendants. The parties then engaged in extensive fact and class-related discovery involving Class Representatives, Defendants, and approximately 150 non-parties, which included the exchange of over 13 million pages of documents. Plaintiffs also conducted interviews of former Valeant employees and other third parties and reviewed the public record, including statements submitted as part of Congressional hearings. Plaintiffs moved for class certification on September 28, 2018. Defendants’ time to respond to Plaintiffs’ motion for class certification has not yet elapsed, and the Court has not yet ruled on Plaintiffs’ motion.
Plaintiffs subsequently amended the Complaint to add insider trading claims against the ValueAct Defendants and Defendant Ubben. The ValueAct Defendants and Defendant Ubben moved to dismiss the insider trading claims and after the parties exchanged 70 additional pages of briefing, the Court denied the ValueAct Defendants’ motion to dismiss. The ValueAct Defendants and Defendant Ubben deny each and all of Plaintiffs’ insider trading allegations.
During the course of the Litigation, the parties engaged an experienced and neutral third-party mediator, Eric D. Green, and held direct settlement discussions. The parties exchanged lengthy and detailed briefs and Lead Counsel met in person with the mediator and counsel for the Valeant Defendants on September 17, 2018, but were unable to reach an agreement. During the following year counsel for the parties engaged in numerous teleconferences with the mediator. On November 6, 2019, the parties attended another in person mediation after exchanging supplemental mediation briefs. Once again the parties were unable to reach an agreement. Then, in response to a mediator’s proposal, on November 22, 2019, the Settling Parties agreed to settle the Litigation with all Defendants and Former Defendants except PwC in return for a cash payment of $1,210,000,000 for the benefit of the Class, as specified in Section 2 below. This Stipulation (together with the Exhibits hereto) reflects the final and binding agreement between the Settling Parties.

II.	LEAD PLAINTIFF’S CLAIMS AND THE BENEFITS OF SETTLEMENT
Lead Plaintiff and Lead Counsel believe that the claims asserted in the Litigation have merit and that the evidence developed to date supports the claims asserted therein. However, Lead Plaintiff and Lead Counsel recognize the expense and risk of continued proceedings necessary to prosecute the Litigation against Defendants through trial and post-trial appeals. Lead Plaintiff and Lead Counsel also have taken into account the uncertain outcome and the risk of litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. Lead Plaintiff and Lead Counsel also are mindful of the inherent problems of proof under and possible defenses to the securities law violations asserted in the Litigation. Lead Plaintiff and Lead Counsel believe that the Settlement set forth in this Stipulation confers substantial benefits upon the Class. Based on their evaluation, Lead Plaintiff and Lead Counsel have determined that the Settlement set forth in this Stipulation is in the best interests of Lead Plaintiff and the Class.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY
Throughout this Litigation, Defendants and Former Defendants have denied, and continue to deny, any and all allegations of fault, liability, wrongdoing, or damages whatsoever arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Litigation. Defendants and Former Defendants also have denied, and continue to deny, among other allegations, the allegations that Plaintiffs or the Class have suffered any damages, or that Plaintiffs or the Class were harmed by the conduct alleged in the Litigation or that could have been alleged as part of the Litigation. In addition, Defendants maintain that they have meritorious defenses to all claims alleged in the Litigation. Defendants’ decision to settle the Litigation is based on the conclusion that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, and that it would be beneficial to avoid the burden, inconvenience, and expense associated with continuing the Litigation, and the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation.

IV.	TERMS OF THE STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiff (for itself and the Class Members) and Defendants and Former Defendants, by and through their counsel, that, subject to the approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, in consideration of the benefits flowing to the parties from the Settlement, the Litigation and the Released Claims shall be finally and fully compromised, settled, and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of this Stipulation, as follows:

1.	Definitions
In addition to the terms defined in the first three paragraphs of this Stipulation, as used in this Stipulation the following terms, when capitalized, have the meanings specified below:
1.1    “Authorized Claimant” means any Class Member who submits a valid claim that is accepted for payment by the Claims Administrator.
1.2    “Canadian Actions” means (i) Catucci, et al. v. Valeant Pharmaceuticals International, Inc., et al., No. 500-06-000783-163 (re‑amended operative pleading filed September 12, 2019 in the Superior Court of Quebec) (“Catucci”); (ii) any proceedings which may be instituted in Canadian courts by entities that opted out of the authorized class in Catucci; (iii) Blackrock Asset Management Canada Limited, et al. v. Valeant Pharmaceuticals International, Inc., et al., No. 500-11-054155-185

(filed March 2, 2018 in the Superior Court of Quebec) and No. 500-17-03749-183 (amended operative pleading filed November 14, 2019 in the Superior Court of Quebec); and (iv) California State Teachers’ Retirement System v. Bausch Health Companies Inc., et al., No. 500-17-106044-186 (amended operative pleading filed September 3, 2019 in the Superior Court of Quebec) and No. 500-11-055722-181 (amended operative pleading filed September 3, 2019 in the Superior Court of Quebec), solely with respect to securities at issue in each of the foregoing Canadian Actions acquired outside of the United States without use of securities exchanges or over-the-counter securities markets located in the United States.
1.3    “Claim(s)” means a paper claim submitted on a Proof of Claim and Release form or an electronic claim that is submitted to the Claims Administrator.
1.4    “Claims Administrator” means Gilardi & Co. LLC.
1.5    “Class” means all Persons who purchased or otherwise acquired Valeant Securities between January 4, 2013 and March 15, 2016, inclusive. Excluded from the Class are Defendants and Former Defendants, present and former executive officers of Defendants and Former Defendants, and members of their immediate families, present and former directors of Defendants and Former Defendants, and members of their immediate families, any entity in which a Defendant or current or former director of a Defendant has control and/or a majority ownership interest, and the legal representatives, heirs, successors or assigns of any such excluded party. For the avoidance of doubt, this exclusion does not extend to: (1) any investment company or pooled investment fund in which a Defendant or Former Defendant may have a direct or indirect interest, or as to which its affiliates may act as an advisor, but of which a Defendant or Former Defendant or its respective affiliates is not a majority owner or does not hold a majority beneficial interest; or (2) any employee benefit plan as to which a Defendant or Former Defendant or its affiliates acts as an investment advisor or otherwise may be a fiduciary; provided, however, that membership in the Class by such investment company, pooled investment fund or employee benefit plan is limited to transactions in Valeant Securities made on behalf of, or for the benefit of, persons other than persons that are excluded from the Class by definition. In other words, Defendants and Former Defendants cannot make a claim on their own behalf for their ownership share in any of the above entities. The Class also excludes: (1) any person or entity which during the Class Period purchased or otherwise acquired Valeant Securities and has been promised or received a payment from or on behalf of the Valeant Defendants related to or arising from litigation related to its Class Period transactions in Valeant Securities other than a payment of attorneys fees or costs to counsel for such person or entity; (2) any Class Member on Exhibit A to the Final Judgment that validly and timely requested exclusion in accordance with the requirements set by the Court in the Notice of Pendency and Proposed Settlement of

Class Action; and (3) anyone on Exhibit B to the Final Judgment who has filed an individual action and not dismissed their claim and sought to be included in the Class.
1.6    “Class Member” or “Member of the Class” means a Person who is defined within the Class as set forth in ¶1.5 above.
1.7    “Class Period” means the period between January 4, 2013 and March 15, 2016, inclusive.
1.8    “Class Representatives” means Lead Plaintiff together with named plaintiffs City of Tucson together with and on behalf of Tucson Supplemental Retirement System (“Tucson”) and IBEW Local Union 481 Defined Contribution Plan and Trust (“IBEW”).
1.9    “Defendants’ Counsel” means, collectively, the law firms of Simpson Thacher & Bartlett LLP; Cooley LLP; Debevoise & Plimpton LLP; Hartmann Doherty Rosa Berman & Bulbulia, LLC; Paul, Weiss, Rifkind, Wharton & Garrison LLP; Schulte Roth & Zabel LLP; Winston & Strawn LLP; O’Melveny Myers LLP; Gibbons P.C.; and McCarter & English LLP.
1.10    “Effective Date,” or the date upon which this Settlement becomes “effective,” means the first date by which all of the events and conditions specified in ¶7.1 of the Stipulation have been met and have occurred or have been waived.
1.11    “Escrow Agent” means the law firm of Robbins Geller Rudman & Dowd LLP or its successor(s).

1.12    “Final” means, with respect to any order or Judgment of the Court, that such order or Judgment represents a final and binding determination of all issues within its scope and has not been reversed, vacated, or modified in any way and is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process or because of passage, without action, of time for seeking appellate review. Without limitation, an order or Judgment becomes final when: (a) either no appeal therefrom has been filed and the time has passed for any notice of appeal to be timely filed therefrom; or (b) an appeal has been filed and either (i) the court of appeals has either affirmed the order or Judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed; or (ii) a higher court has granted further appellate review and that court has either affirmed the underlying order or Judgment or affirmed the court of appeals’ decision affirming the Judgment or dismissing the appeal. For purposes of this paragraph, an “appeal” shall include any motion for reconsideration or rehearing or petition for a writ of certiorari or other writ that may be filed in connection with approval or disapproval of this Settlement. Any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to: (i) attorneys’ fees, costs, or expenses or awards to Lead Plaintiff or other Class Representatives; (ii) the Plan of Allocation (as submitted or subsequently modified); or (iii) the procedures for determining Authorized Claimants’ recognized claims, shall not in any way delay, affect, or preclude the time set forth above for the Judgment to become Final, or otherwise preclude the Judgment from becoming Final.
1.13    “Judgment” means the Order and Final Judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B, as well as any form of final judgment that may be entered by the Court in a form other than the form attached hereto as Exhibit B and where none of the Settling Parties elects to terminate this Settlement by reason of such variance, consistent with the terms of this Stipulation.
1.14    “Lead Counsel” means the law firm of Robbins Geller Rudman & Dowd LLP and any of its members, partners, associates and/or employees.
1.15    “Lead Plaintiff” or “TIAA” has the same meaning as defined in the Amended Complaint filed on September 20, 2018.
1.16    “Litigation” means the consolidated actions captioned In re Valeant Pharmaceuticals International, Inc. Securities Litigation, No. 3:15-cv-07658-MAS-LHG, pending in the United States District Court for the District of New Jersey.
1.17    “Net Settlement Fund” means the Settlement Fund less: (i) any Court-awarded attorneys’ fees, expenses and charges (including awards to Plaintiffs pursuant to 15 U.S.C. §78u-4(a)(4) in connection with their representation of the Class), and interest thereon; (ii) Notice and Administration Expenses; (iii) Taxes and Tax Expenses; and (iv) other Court-approved deductions.

1.18    “Person(s)” means an individual, corporation (including all its divisions and subsidiaries thereof), limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and all of their respective spouses, heirs, beneficiaries, executors, administrators, predecessors, successors, representatives, or assignees.
1.19    “Plaintiffs” means Lead Plaintiff and Class Representatives.
1.20    “Plaintiffs’ Counsel” means Lead Counsel and any attorney or firm who has appeared in the Litigation on behalf of any of the Plaintiffs or the Class.
1.21    “Plan of Allocation” means a plan or formula of allocation of the Net Settlement Fund whereby the Net Settlement Fund shall be distributed to Authorized Claimants. Any Plan of Allocation is not part of this Stipulation and neither Defendants, Former Defendants nor their Related Parties shall have any responsibility or liability with respect thereto.
1.22    “Proof of Claim and Release” means the Proof of Claim and Release form for submitting a Claim, which, subject to approval of the Court, shall be substantially in the form attached hereto as Exhibit A-2. A Class Member must complete and submit the Proof of Claim and Release should that Class Member seek to share in a distribution of the Net Settlement Fund.
1.23    “Related Parties” means each Defendant and Former Defendants’ respective present and former parents, subsidiaries, divisions, controlling persons, associates, entities and affiliates and each and all of their respective present and former employees, members, partners, principals, officers, directors, controlling shareholders, agents, attorneys, advisors (including financial or investment advisors), consultants, underwriters, investment bankers, commercial bankers, general or limited partners or partnerships, limited liability companies, members, joint ventures and insurers and reinsurers of each of them; as well as the predecessors, successors, estates, immediate family members, spouses, heirs, executors, trusts, trustees, administrators, agents, legal or personal representatives, assigns, and assignees of each of them, in their capacity as such. Related Parties does not include PwC.
1.24    “Released Claims” means any and all rights, liabilities, suits, debts, obligations, demands, damages, losses, judgment matters, issues, claims (including Unknown Claims), and causes of action of every nature and description whatsoever, in law, equity, or otherwise, whether accrued or unaccrued, fixed or contingent, liquidated or unliquidated, whether arising under federal, state, local, statutory, common law, foreign law, or any other law, rule, or regulation, and whether class and/or individual in nature, concerning, based on, arising out of, or in connection with both: (i) the purchase or other acquisition of Valeant Securities by Lead Plaintiff or any other Class Member between January 4, 2013 and March 15, 2016, inclusive; and (ii) the allegations, transactions, acts, facts, matters, occurrences, disclosures, statements, filings, representations, omissions, or events that were or could have been alleged or asserted in the Litigation. Released Claims do not include claims to enforce the Settlement, shareholder derivative claims on behalf of Valeant, governmental agency actions against the Released Persons, claims asserted in the RICO Class Action, the Canadian Actions, or the claims that are or could be asserted in this Litigation against PwC.
1.25    “Released Defendants’ Claims” means any and all claims and causes of action of every nature and description whatsoever, including both known claims and Unknown Claims, that arise out of, are based upon, or relate in any way to the institution, prosecution, or settlement of the claims against Defendants or Former Defendants in the Litigation, except for claims relating to the enforcement of the Settlement or contractual or other indemnification rights.
1.26    “Released Persons” means each and all of the Defendants, Former Defendants and their Related Parties. Released Persons does not include PwC.
1.27    “Releasing Plaintiff Party” or “Releasing Plaintiff Parties” means Lead Counsel and each and every plaintiff, Class Member, and counsel to any plaintiff, and each of their respective past or present trustees, officers, directors, partners, employees, contractors, principals, agents, attorneys, predecessors, successors, assigns, representatives, affiliates, insurers, parents, subsidiaries, general or limited partners or partnerships, and limited liability companies; and the spouses, members of the immediate families, representatives, and heirs of any Releasing Plaintiff Party who is an individual, as well as any trust of which any Releasing Plaintiff Party is the settlor or which is for the benefit of any of their immediate family members. Releasing Plaintiff Parties does not include any Person who timely and validly sought exclusion from the Class and remained excluded as of the Effective Date, or any purchaser or acquirer of any Valeant Securities which settled, compromised or otherwise resolved any claims against any Released Person related to such purchaser’s or acquirer’s acquisition of Valeant Securities.
1.28    “RICO Class Action” means Airconditioning and Refrigeration Industry Health and Welfare Trust Fund v. Valeant Pharmaceuticals Int’l, Inc., No. 3:16-cv-03087 (D.N.J. May 27, 2016).
1.29    “Settlement” means the resolution of the Litigation in accordance with the terms and provisions of this Stipulation.
1.30    “Settlement Amount” means One Billion Two Hundred Ten Million Dollars (U.S. $1,210,000,000.00) to be paid by check(s) and/or wire transfer(s) to the Escrow Agent pursuant to ¶¶2.2 and 2.3 of this Stipulation.

1.31    “Settlement Fund” means the Settlement Amount plus all interest and accretions thereto.
1.32    “Settlement Hearing” means the hearing set by the Court under Rule 23(e)(2) of the Federal Rules of Civil Procedure to consider final approval of the Settlement.
1.33    “Settling Parties” means, collectively, Defendants, Former Defendants and Lead Plaintiff, on behalf of itself and the Class.
1.34    “Stock Underwriter Defendants” means, collectively, Deutsche Bank Securities Inc.; HSBC Securities (USA) Inc.; MUFG Securities Americas Inc. f/k/a Mitsubishi UFJ Securities (USA) Inc.; DNB Markets, Inc.; Barclays Capital Inc.; Morgan Stanley & Co. LLC; RBC Capital Markets, LLC; and Suntrust Robinson Humphrey, Inc.
1.35    “Supplemental Agreement” means the Supplemental Agreement dated December 15, 2019 between TIAA and Valeant.
1.36    “Tax” or “Taxes” mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, but not limited to, any local, state, and federal taxes.

1.37    “Unknown Claims” means: (a) any and all Released Claims which the Releasing Plaintiff Parties do not know or suspect to exist in his, her, or its favor at the time of the release of the Released Persons, which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons, or might have affected his, her, or its decision(s) with respect to the Settlement, including, but not limited to, whether or not to object to this Settlement or seek exclusion from the Class; and (b) any and all Released Defendants’ Claims that the Released Persons do not know or suspect to exist in his, her, or its favor at the time of the release of the Plaintiffs, the Class and Plaintiffs’ Counsel, which, if known by him, her, or it, might have affected his, her, or its settlement and release of Plaintiffs, the Class and Plaintiffs’ Counsel. With respect to (a) any and all Released Claims against the Released Persons, and (b) any and all Released Defendants’ Claims against Plaintiffs, the Class and Plaintiffs’ Counsel, the Settling Parties stipulate and agree that, upon the Effective Date, the Settling Parties shall expressly waive and each Releasing Plaintiff Party and Released Person shall be deemed to have, and by operation of the Judgment shall have expressly waived, the provisions, rights, and benefits of California Civil Code §1542, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The Settling Parties shall expressly waive and each Releasing Plaintiff Party and Released Person shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542. The Releasing Plaintiff Parties and Released Persons acknowledge that they may hereafter discover facts in addition to or different from those which he, she, it or their counsel now knows or believes to be true with respect to the subject matter of the Released Claims or Released Defendants’ Claims, but: (a) the Releasing Plaintiff Parties shall expressly fully, finally, and forever waive, compromise, settle, discharge, extinguish, and release, and each Releasing Plaintiff Party shall be deemed to have waived, compromised, settled, discharged, extinguished, and released, and upon the Effective Date, and by operation of the Judgment shall have waived, compromised, settled, discharged, extinguished, and released, fully, finally, and forever, any and all Released Claims against the Released Persons, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities; and (b) the Released Persons shall expressly fully, finally, and forever waive, compromise, settle, discharge, extinguish, and release, and upon the Effective Date, and by operation of the Judgment shall have waived, compromised, settled, discharged, extinguished, and released, fully, finally, and forever, any and all Released Defendants’ Claims against the Plaintiffs, the Class and Plaintiffs’ Counsel, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. This paragraph does not affect any claims for contractual or other indemnification rights between or among the Defendants and Former Defendants. The Settling Parties acknowledge, and the Releasing Plaintiff Parties and Released Persons shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is an essential element of the Settlement of which this release is a part.
1.38    “Valeant Defendants” means Valeant, Rosiello, Kellen, Farmer, Goggins, Ingram, Lönner, Melas-Kyriazi, Power, Provencio, Stevenson, Ubben, Pearson, Schiller, Jorn, and Carro.

1.39    “Valeant Defendants’ Counsel” means Simpson Thacher & Bartlett LLP (“Simpson Thacher”) or any successor counsel to the Valeant Defendants should Simpson Thacher no longer be providing counsel to the Valeant Defendants in connection with the matters herein, and includes the separate counsel for Defendants Jorn (Schulte Roth & Zabel LLP), Carro (Cooley LLP), Schiller (Winston & Strawn LLP), Pearson (Debevoise & Plimpton LLP), and Ubben (O’Melveny & Myers LLP); however, with regard to any notice provision herein notice to Simpson Thacher shall constitute notice to all Valeant Defendants’ Counsel.
1.40    “Valeant Securities” means Valeant equity securities as defined in 15 U.S.C. §78c(11) and 17 C.F.R. §240.3a11-1, and Valeant debt securities, including Valeant common stock; options on Valeant common stock, defined to be the purchase or acquisition of call options and the sale of put options; and the following Valeant senior notes: (1) 5.375% senior notes due 2020; (2) 5.875% senior notes due 2023; (3) 6.125% senior notes due 2025; (4) 5.5% senior notes due 2023; (5) 5.625% senior notes due 2021; (6) 6.75% senior notes due 2018; (7) 7.5% senior notes due 2021; (8) 6.375% senior notes due 2020; (9) 7.25% senior notes due 2022; (10) 6.75% senior notes due 2021; or (11) 7.0% senior notes due 2020. Valeant Securities does not include securities at issue in the Canadian Actions.
1.41    “ValueAct Defendants” means ValueAct Capital; VA Partners; ValueAct Holdings; ValueAct Capital Master Fund; and ValueAct Co-Invest Fund.

2.	The Settlement
2.1    The obligations incurred pursuant to the Stipulation are: (a) subject to approval by the Court and the Judgment becoming Final; and (b) in full and final disposition of the Litigation with respect to the Releasing Plaintiff Parties and Released Persons and any and all Released Claims and Released Defendants’ Claims upon and subject to the terms and conditions set forth herein.
2.2    Valeant shall pay the Settlement Amount of one billion two hundred ten million dollars ($1,210,000,000) by wire transfer in accordance with the instructions to be provided by the Escrow Agent, as follows:
(a)    $200,000,000 on or before January 10, 2020;
(b)    an additional $200,000,000 on or before March 3, 2020; and
(c)    the balance of $810,000,000 within three (3) business days of Final Approval of the Settlement by the Court. No other Defendants or Former Defendants shall have responsibility to pay the Settlement Amount or any portion thereof.
2.3    Valeant shall pay the Settlement Amount to the Escrow Agent plus the interest associated therewith as follows: at the rate of 1.5% per annum (simple interest), which shall begin accruing on January 10, 2020 with respect to any portion of the Settlement Amount that Valeant has not paid to the Escrow Agent by that date until March 3, 2020; and from March 4, 2020, at the rate of 3.5% per annum (simple interest) with respect to any portion of the Settlement Amount that Valeant has not paid to the Escrow Agent by that date; interest shall cease accruing with respect to Valeant on the date the entire Settlement Amount is paid to the Escrow Agent. Valeant may prepay the Settlement Amount at any time.
2.4    In the event Valeant fails to pay the Settlement Amount within the time period provided for in ¶¶2.2 and 2.3, Lead Plaintiff shall have the right to terminate and cancel the Settlement on behalf of itself and the Class. Lead Plaintiff may terminate and cancel the Settlement by providing written notice of its election to do so to the other parties to this Stipulation and returning all monies paid into escrow less funds validly used to pay expenses as provided herein.
2.5    Other than Valeant’s obligation to pay or cause to be paid the Settlement Amount into the Settlement Fund as set forth in ¶¶2.2 and 2.3, none of the Released Persons shall have any responsibility for, interest in, or liability whatsoever with respect to: (i) any act, omission, or determination by Lead Counsel or the Claims Administrator, or any of their respective designees, in connection with the administration of the Settlement or otherwise; (ii) the management, investment, or distribution of the Settlement Fund; (iii) the Plan of Allocation; (iv) the determination, administration, calculation, or payment of any Claims asserted against the Settlement Fund; (v) any loss suffered by, or fluctuation in value of, the Settlement Fund; or (vi) the payment or withholding of any Taxes, expenses, and/or costs incurred in connection with the taxation of the Settlement Fund, distributions or other payments from the Escrow Account, or the filing of any federal, state, or local returns.
2.6    Other than Valeant’s obligation to cause the payment of the Settlement Amount in accordance with the terms of ¶¶2.2 and 2.3, none of the Defendants and Former Defendants shall have any obligation to make any payments into the Escrow Account, to any Class Member or to Plaintiffs pursuant to the Stipulation, nor any responsibility or liability with respect to the Escrow Account or the monies maintained in the Escrow Account, including, without limitation, any responsibility or liability related to any fees, Taxes, investment decisions, maintenance, supervision or distribution of any portion of the Settlement Amount.

a.	Condition Precedent
2.7    The Settlement is conditioned on the Court granting final approval of the Settlement, and approval of the Settlement becoming Final. Approval of the Settlement becomes Final when the conditions set forth in ¶1.12 are satisfied. The Settlement is not conditioned on any settlement(s), or approval of any settlement(s), of the Canadian Actions, the RICO Class Action, any opt-out action, or Plaintiffs’ claims against PwC.

b.	The Escrow Agent
2.8    The Escrow Agent shall invest the Settlement Amount deposited pursuant to ¶¶2.2 and 2.3 hereof in United States Agency or Treasury Securities or other instruments backed by the Full Faith & Credit of the United States Government or an Agency thereof, or fully insured by the United States Government or an Agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. All risks related to the investment of the Settlement Fund in accordance with the investment guidelines set forth in this paragraph shall be borne by the Settlement Fund, and the Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to investment decisions or the actions of the Escrow Agent, or any transactions executed by the Escrow Agent. Provided the Escrow Agent invests the Settlement Fund as set forth herein, the Escrow Agent shall have no liability whatsoever with respect to any investment decision made in connection with the Settlement Fund.
2.9    The Escrow Agent shall not disburse the Settlement Fund except as provided in this Stipulation, by an order of the Court, or with the prior written agreement of the Valeant Defendants’ Counsel and Lead Counsel.
2.10    Subject to further order(s) and/or directions as may be made by the Court, or as provided in this Stipulation, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of this Stipulation and shall incur no liability whatsoever for doing so. The Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to the actions of the Escrow Agent, or any transaction executed by the Escrow Agent.

2.11    All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to this Stipulation and/or further order(s) of the Court.
2.12    Prior to the Effective Date of the Settlement, the Escrow Agent may pay from the Settlement Fund, without further approval from Defendants and/or order of the Court, all costs and expenses actually incurred in connection with providing notice of the Settlement to the Class by mail, publication, and other means, locating Class Members, assisting with the submission of Claims, processing Proof of Claim and Release forms, administering the Settlement, and paying escrow taxes, fees and costs, if any, up to a maximum of $2.5 million (“Notice and Administration Expenses”). The $2.5 million maximum only applies to such costs and expenses paid prior to the Effective Date. After the Effective Date, Lead Counsel may pay all of the costs and expenses actually incurred in connection with the administration of the Settlement Fund without further order of the Court. In the event that the Settlement does not become Final, any money paid or incurred for the above purposes, including any related fees, shall not be returned or repaid to Defendants or their insurers.
2.13    It shall be Lead Counsel’s responsibility to disseminate the Notice, Proof of Claim and Release, and Summary Notice to the Class in accordance with this Stipulation and as ordered by the Court. The Released Persons shall have no responsibility for or liability whatsoever with respect to the Notice and Administration Expenses, nor shall they have any responsibility or liability whatsoever for any claims with respect thereto, including any claims that may arise from any failure of the notice process.

c.	Taxes
2.14    (a)    The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B-1, and the regulations promulgated thereunder. The Settling Parties and the Escrow Agent further agree that the Settlement Fund shall be established pursuant to the Court’s subject matter jurisdiction within the meaning of Treas. Reg. §1.468B-1(c)(1). In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this ¶2.14, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
(b)    For the purpose of §1.468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” (as defined in Treas. Reg. §1.468B-2(k)(3)) shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other federal, state, or local tax returns necessary or advisable with respect to the earnings on the Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)). Such returns (as well as the elections described in ¶2.14(a) hereof) shall be consistent with this ¶2.14 and in all events shall reflect that all Taxes (including any estimated Taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in ¶2.14(c) hereof.
(c)    All (i) Taxes (including any estimated Taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund, including any Taxes or tax detriments that may be imposed upon the Released Persons or their counsel with respect to any income earned by the Settlement Fund for any period, after the deposit of the Settlement Amount, during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes, and (ii) expenses and costs incurred in connection with the operation and implementation of this ¶2.14 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this ¶2.14) (“Tax Expenses”), shall be paid out of the Settlement Fund; in all events the Released Persons and their counsel shall have no liability or responsibility whatsoever for the Taxes or the Tax Expenses. The

Escrow Agent shall provide Valeant’s Counsel with notice of all anticipated payments of Taxes and Tax Expenses five (5) business days in advance of such payments and cooperate with Valeant’s Counsel regarding the appropriateness of all such payment of Taxes and Tax Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court and the Escrow Agent shall be authorized (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(l)(2)); neither the Released Persons nor their counsel are responsible nor shall they have any liability for any Taxes or Tax Expenses. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this ¶2.14.
2.15    The Settlement is non-recapture, i.e., it is not a claims-made settlement. If this Settlement is finally approved, the Defendants and Former Defendants will have no ability to get back any of the Settlement Fund for any reason.

d.	Termination of Settlement

2.16    In the event that the Settlement is not approved, or is terminated, canceled, or the Effective Date otherwise fails to occur for any reason, including, without limitation, in the event the Judgment does not become Final, the Settlement Fund less Notice and Administration Expenses or Taxes or Tax Expenses paid, incurred, or due and owing pursuant to ¶¶2.12 and 2.14 hereof in connection with the Settlement provided for herein, shall be refunded pursuant to written instructions from the Valeant Defendants’ Counsel in accordance with ¶7.4 herein.
2.17    Valeant may elect to terminate the Settlement in the event that valid requests for exclusion from the Class exceed criteria previously agreed upon in the Supplemental Agreement. If the Court requires the filing of the Supplemental Agreement, Valeant and TIAA shall request that it be filed under seal, and no party to this Stipulation will oppose that request.

3.	Preliminary Approval Order and Settlement Hearing
3.1    Promptly after execution of this Stipulation, Lead Counsel shall submit this Stipulation together with its Exhibits to the Court forthwith for entry of an order (the “Preliminary Approval Order”), substantially in the form of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in this Stipulation, preliminary certification of the Class for settlement purposes only, and approval for the mailing of a settlement notice (the “Notice”) and publication of a summary notice (“Summary Notice”), substantially in the forms of Exhibits A-1 and A-3 attached hereto. The Notice shall include the general terms of the Settlement set forth in this Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application, as defined in ¶6.1 hereof, and the date of the Settlement Hearing as defined below.
3.2    Lead Counsel shall request that after notice is given, the Court hold a hearing (the “Settlement Hearing”) and approve the Settlement of the Litigation as set forth herein. At or after the Settlement Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

4.	Releases
4.1    Upon the Effective Date, as defined in ¶1.10 hereof, Lead Plaintiff shall, and each and every Releasing Plaintiff Party shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever waived, released, relinquished, discharged, and dismissed each and every one of the Released Claims against each and every one of the Released Persons and shall forever be barred and enjoined from commencing, instituting, prosecuting, or maintaining any and all of the Released Claims against any and all of the Released Persons, whether or not such Releasing Plaintiff Party executes and delivers the Proof of Claim and Release or shares in the Net Settlement Fund. Claims to enforce the terms of this Stipulation are not released.

4.2    Any Proof of Claim and Release that is executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 attached hereto.
4.3    Upon the Effective Date, the Releasing Plaintiff Parties will be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any action or other proceeding in any court of law or equity, arbitration tribunal, or administrative forum, asserting the Released Claims against any of the Released Persons.
4.4    Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Defendants’ Claims against Plaintiffs, the Class and Plaintiffs’ Counsel. Claims to enforce the terms of this Stipulation are not released.
4.5    Upon the Effective Date, to the fullest extent permitted by law, (i) all Persons shall be permanently enjoined, barred and restrained from commencing, instituting, prosecuting, or maintaining any claims, actions, or causes of action for contribution, indemnity or otherwise against any of the Released Persons seeking as damages or otherwise the recovery of all or part of any liability, judgment, or settlement which they pay or are obligated to pay or agree to pay to the Releasing Plaintiff Parties arising out of, relating to or concerning any acts, facts, statements or omissions that were or could have been alleged in the Litigation, both known and Unknown Claims, whether arising under state, federal or foreign law, as claims, cross-claims, counterclaims, third-party claims or otherwise, in the Court or any other federal, state, or foreign court, or in any arbitration proceeding, administrative agency proceeding, tribunal, or any other proceeding or forum; and (ii) all Released Persons shall be permanently enjoined, barred and restrained from commencing, instituting, prosecuting, or maintaining any claims, actions, or causes of action for contribution, indemnity or otherwise against any Persons seeking as damages or otherwise the recovery of all or part of any liability, judgment or settlement which they pay or are obligated to pay or agree to pay to the Releasing Plaintiff Parties arising out of, relating to, or concerning any acts, facts, statements or omissions that were or could have been alleged in the Litigation, both known and Unknown Claims, whether arising under state, federal or foreign law, as claims, cross-claims, counterclaims, third-party claims or otherwise, in the Court or any other federal, state, or foreign court, or in any arbitration proceeding, administrative agency proceeding, tribunal, or any other proceeding or forum; provided that clauses (i) and (ii) of this Paragraph shall not be construed to modify, amend, or supersede any agreements between or among the Released Persons with respect to claims between or among those Released Persons, including, without limitation, any claims for contractual or other indemnification rights, nor limit the Valeant Defendants’ ability to pursue insurance recoveries against their insurers for claims relating to this Litigation, including the Settlement Amount and legal fees and costs incurred in connection with the Litigation.

5.	Administration and Calculation of Claims, Final Awards, and Supervision and Distribution of the Settlement Fund
5.1    The Claims Administrator, subject to such supervision and direction of Lead Counsel and the Court as may be necessary or as circumstances may require, shall administer and calculate the Claims submitted by Class Members and shall oversee distribution of the Net Settlement Fund to Authorized Claimants. The Released Persons and Defendants’ Counsel shall have no responsibility for or interest in whatsoever with respect to the administration of the Settlement or the actions or decisions of the Claims Administrator, and shall have no liability whatsoever to the Releasing Plaintiff Parties, including Plaintiffs, any other Class Members, or Plaintiffs’ Counsel, in connection with such administration, including, but not limited to: (i) any act, omission, or determination by Lead Counsel, the Escrow Agent, and/or the Claims Administrator, or any of their respective designees or agents, in connection with the administration of the Settlement or otherwise; (ii) the management or investment of the Settlement Fund or the Net Settlement Fund, or the distribution of the Net Settlement Fund; (iii) the Plan of Allocation; (iv) the determination, administration, calculation, or payment of any Claims asserted against the Settlement Fund; (v) any losses suffered by, or fluctuations in value of, the

Settlement Fund; or (vi) the payment or withholding of any taxes, expenses, and/or costs incurred with the taxation of the Settlement Fund or the filing of any federal, state, or local returns.
5.2    The Settlement Fund shall be applied as follows:
(a)    to pay all Notice and Administration Expenses;
(b)    to pay the Taxes and Tax Expenses;
(c)    to pay attorneys’ fees and expenses of Plaintiffs’ Counsel and awards to Plaintiffs (the “Fee and Expense Award”); and
(d)    after the Effective Date, to distribute the Net Settlement Fund to Authorized Claimants as provided by this Stipulation, the Plan of Allocation, or the orders of the Court.
5.3    After the Effective Date, and in accordance with the terms of this Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following provisions of this Stipulation.
5.4    Within ninety (90) calendar days after the mailing of the Notice or such other time as may be set by the Court, each Class Member shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release.
5.5    Except as provided for herein or otherwise ordered by the Court, all Class Members who fail to timely submit a valid Proof of Claim and Release shall be forever barred from receiving any payments pursuant to this Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Judgment, and will be barred from bringing any action against the Released Persons concerning the Released Claims. Notwithstanding the foregoing, Lead Counsel shall have the discretion (but not an obligation) to accept late-submitted Claims for processing by the Claims Administrator so long as the distribution of the Net Settlement Fund to Authorized Claimants is not materially delayed thereby. No Person shall have any claim against any Plaintiff, Plaintiffs’ Counsel, the Claims Administrator or any Class Member by reason of the exercise or non-exercise of such discretion.
5.6    Each Proof of Claim and Release shall be submitted to and reviewed by the Claims Administrator, who shall determine, in accordance with this Stipulation and the approved Plan of Allocation, the extent, if any, to which each Claim shall be allowed, subject to review by the Court pursuant to ¶5.8 below.
5.7    Proof of Claim and Release forms that do not meet the submission requirements may be rejected. Prior to rejecting a Proof of Claim and Release in whole or in part, the Claims Administrator shall communicate with the claimant in writing to give the claimant the chance to remedy any curable deficiencies in the Proof of Claim and Release submitted. The Claims Administrator, under the supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all claimants whose Claims the Claims Administrator proposes to reject in whole or in part for curable deficiencies, setting forth the reasons therefor, and shall indicate in such notice that the claimant whose Claim is to be rejected has the right to a review by the Court if the claimant so desires and complies with the requirements of ¶5.8 below.
5.8    If any claimant whose timely Claim has been rejected in whole or in part for curable deficiency desires to contest such rejection, the claimant must, within twenty (20) calendar days after the date of mailing of the notice required in ¶5.7 above, or a lesser period of time if the Claim was untimely, serve upon the Claims Administrator a notice and statement of reasons indicating the claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court. If a dispute concerning a Claim cannot be otherwise resolved, Lead Counsel shall thereafter present the claimant’s request for review to the Court.
5.9    Each claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Person’s claim to the Net Settlement Fund. All proceedings with respect to the administration, processing and determination of

Claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of Claims, shall be subject to the jurisdiction of the Court, but shall not in any event delay or affect the finality of the Judgment. All Class Members, other claimants, and parties to this Settlement expressly waive trial by jury (to the extent any such right may exist) and any right of appeal or review with respect to such determinations.
5.10    Following the Effective Date, the Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with the Plan of Allocation set forth in the Notice and approved by the Court. No distributions will be made to Authorized Claimants who would otherwise receive a distribution of less than $10.00. If there is any balance remaining in the Net Settlement Fund after a reasonable period of time after the date of the distribution of the Net Settlement Fund, the Claims Administrator at Lead Counsel’s direction shall, if feasible, redistribute such balance among Authorized Claimants who negotiated the checks sent in the initial distribution and who would receive a minimum of $10.00. These redistributions shall be repeated until the balance remaining in the Net Settlement Fund is de minimis. Any de minimis balance that still remains in the Net Settlement Fund after such reallocation(s) and payments, which is not feasible or economical to reallocate, shall be donated to any appropriate, non-profit charitable organization(s) unaffiliated with any party or their counsel serving the public interest selected by Lead Counsel.

5.11    The Released Persons shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of Claims, the payment or withholding of Taxes or Tax Expenses, or any losses incurred in connection therewith. No Person shall have any claim of any kind against the Released Persons with respect to the matters set forth in ¶¶5.1-5.13 hereof; and the Releasing Plaintiff Parties release the Released Persons from any and all liability and claims arising from or with respect to the administration, investment, or distribution of the Settlement Fund.
5.12    No Person shall have any claim against any Released Persons, any Plaintiff, any counsel to any Plaintiff or the Claims Administrator, or any other Person designated by Lead Counsel based on determinations or distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.
5.13    It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund, including, but not limited to, any adjustments to an Authorized Claimant’s Claim set forth therein, is not a part of this Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel this Stipulation or affect the finality of the Court’s Judgment approving this Stipulation and the Settlement set forth herein, or any other orders entered pursuant to the Stipulation.

6.	Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses
6.1    Lead Counsel may submit an application or applications (the “Fee and Expense Application”) from the Settlement Fund for: (a) an award of attorneys’ fees; plus (b) expenses or charges in connection with prosecuting the Litigation; plus (c) any interest earned on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid) as may be awarded by the Court. In addition, Plaintiffs may request awards in connection with their representation of the Class pursuant to 15 U.S.C. §78u-4(a)(4). Lead Counsel reserves the right to make additional applications for fees and expenses incurred.
6.2    Any fees and expenses, as awarded by the Court, shall be paid to Lead Counsel from the Settlement Fund, as ordered, immediately after the Court executes the Judgment and an order awarding such fees and expenses, notwithstanding the existence of any timely filed objections thereto or to the Settlement, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof. Lead Counsel may thereafter allocate the attorneys’ fees among Plaintiffs’ Counsel in a manner in which it in good faith believes reflects the contributions of such counsel to the initiation, prosecution, and resolution of the Litigation.

6.3    In the event that the Effective Date does not occur, or the Judgment or the order making the Fee and Expense Award is reversed or modified, or this Stipulation is canceled or terminated for any other reason, and such reversal, modification, cancellation or termination becomes Final and not subject to review, and in the event that the Fee and Expense Award has been paid, then Lead Counsel, including its partners, and such other Plaintiffs’ Counsel, including their law firms, partners, and/or shareholders who received any portion of the Fee and Expense Award shall, within ten (10) business days from receiving notice from the Valeant Defendants’ Counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund all such fees and expenses previously paid to them from the Settlement Fund, in an amount consistent with such reversal, modification, cancellation or termination, and such fees and expenses shall be distributed from the Settlement Fund in accordance with ¶7.4. Any refunds required pursuant to this ¶6.3 shall be the several obligation of Plaintiffs’ Counsel, including their law partners and/or shareholders, to make appropriate refunds or repayments to the Settlement Fund. Each such Plaintiffs’ Counsel receiving an award of fees and expenses or Plaintiffs receiving an award pursuant to 15 U.S.C. §78u-4(a)(4), as a condition of receiving such fees, expenses or award on behalf of itself and each partner and/or shareholder of it, agrees that: (a) such Person and its partners, shareholders, and/or members are subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph;

and (b) are severally liable for the full amount of any fees, expenses and/or costs paid to them from the Settlement Fund together with the interest earned thereon. Without limitation, Plaintiffs’ Counsel and Plaintiffs and their partners, shareholders, and/or members agree that the Court may, upon application of Defendants or Former Defendants and notice to Plaintiffs’ Counsel, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, should any such law firm or any partner, shareholder, or member thereof fail to timely repay fees, interest and expenses pursuant to this paragraph.
6.4    The procedure for and the allowance or disallowance by the Court of any applications by any Plaintiffs’ Counsel for attorneys’ fees and expenses to be paid out of the Settlement Fund is not part of the Settlement set forth in this Stipulation, and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in this Stipulation, and shall have no effect on the terms of the Stipulation or on the validity or enforceability of this Settlement. The approval of the Settlement, and it becoming Final, shall not be contingent on the award of attorneys’ fees and expenses, any award to Plaintiffs, Lead Counsel, or Plaintiffs’ Counsel, nor any appeals from such awards. Any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Stipulation, or affect or delay the finality of the Judgment approving this Stipulation and the Settlement of the Litigation set forth therein.
6.5    Any fees and/or expenses awarded by the Court shall be paid solely from the Settlement Fund. With the sole exception of Defendants’ obligation to pay or cause the Settlement Amount to be paid into the Escrow Account as provided for in ¶¶2.2 and 2.3, the Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any payment of attorneys’ fees and/or expenses (including Taxes) to Plaintiffs’ Counsel, or any other counsel or Person who receives payment from the Net Settlement Fund.
6.6    The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, the allocation among Plaintiffs’ Counsel and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation.
6.7    The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any attorneys’ fees, costs, or expenses (including Taxes) incurred by or on behalf of any Class Member, whether or not paid from the Escrow Account.

7.	Conditions of Settlement, Effect of Disapproval, Cancellation, or Termination

7.1    The Effective Date of the Settlement shall be conditioned on the occurrence of all of the following events:
(a)    the Court has entered the Preliminary Approval Order directing notice to the Class, as required by ¶3.1 hereof;
(b)    the Settlement Amount has been deposited into the Escrow Account;
(c)    the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto; and
(d)    the Judgment has become Final, as defined in ¶1.12 hereof.
7.2    Upon the Effective Date, any and all remaining interest or right of the Defendants or Former Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If the conditions specified in ¶7.1 hereof are not met, then the Settlement shall be canceled and terminated subject to ¶¶7.4, 7.5 and 7.6 hereof unless Lead Counsel and counsel for the Defendants and Former Defendants mutually agree in writing to proceed with the Settlement.
7.3    The Lead Plaintiff and each of the Defendants shall have the right to terminate the Settlement and this Stipulation by providing written notice of their election to do so (“Termination Notice”) to all other parties hereto within thirty (30) calendar days of: (a) the Court’s refusal to enter the Preliminary Approval Order; (b) the Court’s refusal to approve the Settlement; (c) the Court’s refusal to enter the

Judgment; (d) the date upon which the Judgment is reversed or vacated or altered following any appeal taken therefrom, or is successfully collaterally attacked; or (e) the failure of the Effective Date to occur for any reason. Only Valeant possesses the right to terminate the Settlement in the event that valid requests for exclusion from the Class exceed the criteria set forth in the Supplemental Agreement. For avoidance of doubt, no order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorney’s fees, expenses, and interest awarded by the Court to Lead Counsel or costs and expenses to Plaintiffs shall operate to terminate or cancel this Stipulation or constitute grounds for cancellation or termination of the Stipulation.
7.4    Unless otherwise ordered by the Court, in the event this Stipulation is not approved or this Stipulation or the Settlement is terminated, or canceled, or the Effective Date otherwise fails to occur for any reason, including, without limitation, in the event the Judgment is reversed or vacated or altered following any appeal taken therefrom, within ten (10) business days after written notification of such event is sent by the Valeant Defendants’ Counsel or Lead Counsel to the Escrow Agent, the Settlement Fund, less Taxes, Tax Expenses and Notice and Administration Expenses which have either been disbursed pursuant to ¶¶2.12 and/or 2.14 hereof, or are chargeable to the Settlement Fund pursuant to ¶¶2.12 and/or 2.14 hereof, shall be paid by the Escrow Agent to Valeant. Such payment shall be made pursuant to written instructions from a letter executed by the Valeant Defendants’ Counsel. The Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Amount and pay the proceeds, after deduction of any fees or expenses incurred in connection with such application(s) for refund, to Valeant. Such payments shall be pursuant to written instructions from the Valeant Defendants’ Counsel.
7.5    In the event that this Stipulation is not approved or this Stipulation or the Settlement is terminated, canceled, or the Effective Date otherwise fails to occur for any reason, the Settling Parties shall be restored to their respective positions in the Litigation as of November 21, 2019. In such event, the terms and provisions of the Stipulation, with the exception of ¶¶1.1-1.41, 2.12-2.14, 2.16-2.17, 6.3-6.4, 7.4-7.6, and 9.6 hereof, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Litigation or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or any Fee and Expense Award shall operate to terminate or cancel this Stipulation or constitute grounds for cancellation or termination of this Stipulation.
7.6    If the Effective Date does not occur, or if this Stipulation is terminated pursuant to its terms, neither Plaintiffs nor Plaintiffs’ Counsel shall have any obligation to repay any amounts disbursed pursuant to ¶¶2.12 or 2.14. In addition, any amounts already incurred pursuant to ¶¶2.12 or 2.14 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent in accordance with the terms of this Stipulation prior to the balance being refunded in accordance with ¶¶2.16 and 7.4 hereof.

8.	No Admissions
8.1    Neither the Settlement, this Stipulation (whether or not consummated), including the Exhibits hereto and the Plan of Allocation contained therein (or any other plan of allocation that may be approved by the Court), the negotiations leading to the execution of this Stipulation and the Settlement, nor any proceedings taken pursuant to or in connection with this Stipulation, and/or approval of the Settlement (including any arguments proffered in connection therewith):
(a)    shall be offered or received against any Defendant or Former Defendant as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any Defendant or Former Defendant of the truth of any allegations by Plaintiffs or any Member of the Class or the validity of any claim that has been or could have been asserted in the Litigation, or the deficiency of any defense that has been or could have been asserted in the Litigation or in any other litigation, including, but not limited to, litigation of the Released Claims, or of any liability, negligence, fault, or wrongdoing of any kind of any of the Defendants or Former Defendants;
(b)    shall be referred to for any other reason as against any of the Defendants or Former Defendants, in any civil, criminal, or administrative action or proceeding, other than in such proceedings as may be necessary to effectuate the provisions of this Stipulation;
(c)    shall be offered or received against any Defendant or Former Defendant as evidence of a presumption, concession, or admission of any fault, misrepresentations, or omission with respect to any statement or written document approved or made by any Defendant or Former Defendant, or against Plaintiffs or any Member of the Class as evidence of any infirmity in the claims of Plaintiffs and the Class;
(d)    shall be offered or received against any Defendant or Former Defendant as evidence of a presumption, concession, or admission of any liability, negligence, fault, or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal, or administrative action or proceeding; provided, however, that if this Stipulation is approved by the Court, Defendants, Former Defendants and their Related Parties may refer to it to effectuate the release granted them hereunder;

(e)    shall be offered or received against any Defendant or Former Defendant as evidence of a presumption, concession, or admission that any class, however defined or constituted and whether under Rule 23 of the Federal Rules of Civil Procedure or otherwise, should be certified in the Litigation or in any other civil action or proceeding, except with respect to the certification of the Class for purposes of the Settlement only; or
(f)    shall be construed against Defendants, Former Defendants, Plaintiffs, or the Class as evidence of a presumption, concession, or admission that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial or in any proceeding other than this Settlement.

9.	Miscellaneous Provisions
9.1    The Settling Parties: (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.
9.2    The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between the Class and the Defendants and Former Defendants with respect to the Litigation. The Settlement shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. The Judgment will contain a finding that, during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the Settlement Amount and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel and with the assistance of a neutral third-party mediator, Eric D. Green. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum regarding the Litigation, including that the Litigation was brought or defended in bad faith or without a reasonable basis.
9.3    Defendants, Former Defendants and/or the Released Persons may file this Stipulation and/or the Judgment from this action in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, statute of limitations, statute of repose, good faith settlement, judgment bar or reduction, or any theory of claim preclusion or issue preclusion or similar defense or counterclaim, or to effectuate any liability protection under any applicable insurance policy. The Settling Parties may file this Stipulation and/or the Judgment in any action that may be brought to enforce the terms of this Stipulation and/or the Judgment. All Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement.

9.4    All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.
9.5    All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.
9.6    This Stipulation, along with its Exhibits, may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.
9.7    Other than the Supplemental Agreement, this Stipulation and the Exhibits attached hereto constitute the entire agreement between Lead Plaintiff, on the one hand, and Defendants and Former Defendants, on the other hand, as to the subject matter hereof and supersede any prior or contemporaneous written or oral agreements or understandings between the Lead Plaintiff, on the one hand, and Defendants and Former Defendants, on the other hand. No representations, warranties, or inducements have been made between the Lead Plaintiff, on the one hand, and Defendants and Former Defendants on the other hand, concerning this Stipulation or its Exhibits, other than the representations, warranties, and covenants contained and memorialized in such documents.
9.8    Except as provided herein, or otherwise agreed to in writing by the parties hereto, each party shall bear his, her, or its own fees and costs.

9.9    Lead Counsel, on behalf of the Class, is expressly authorized by Lead Plaintiff to take all appropriate action required or permitted to be taken by the Class pursuant to this Stipulation to effectuate its terms and also is expressly authorized to enter into any modifications or amendments to this Stipulation on behalf of the Class which it deems appropriate.
9.10    Each counsel or other Person executing this Stipulation, its Exhibits, or any related Settlement document, on behalf of any party hereto hereby warrants that such Person has the full authority to do so, and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms, without requiring additional consent, approval, or authorization of any other Person, board, entity, tribunal, or other regulatory or governmental authority.
9.11    This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of executed counterparts shall be filed with the Court. Signatures sent by facsimile or pdf’d via e-mail shall be deemed originals.
9.12    All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by UPS overnight courier service (charges prepaid), or (iii) seven (7) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:
If to Plaintiffs or to Lead Counsel:

ROBBINS GELLER RUDMAN & DOWD LLP THEODORE J. PINTAR 655 West Broadway, Suite 1900 San Diego, CA 92101
If to Valeant Defendants or to Valeant Defendants’ Counsel:

SIMPSON THACHER & BARTLETT LLP CRAIG S. WALDMAN 425 Lexington Avenue New York, NY 10017
If to Stock Underwriter Defendants’ and Former Defendants’ Counsel:

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP RICHARD A. ROSEN 1285 Avenue of the Americas New York, NY 10019
If to ValueAct Defendants’ Counsel:

O’MELVENY MYERS LLP JONATHAN ROSENBERG 7 Times Square New York, NY 10036

9.13    This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.
9.14    The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation and matters related to the Settlement.
9.15    The waiver by one Settling Party of any breach of this Stipulation by any other party shall not be deemed a waiver by any other Settling Party or a waiver of any other prior or subsequent breach of this Stipulation.
9.16    Pending approval of the Court of this Stipulation and its Exhibits, all non-settlement-related proceedings in this Litigation shall be stayed and all Members of the Class shall be barred and enjoined from prosecuting any of the Released Claims against any of the Released Persons.
9.17    This Stipulation and its Exhibits shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New Jersey and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of New Jersey without giving effect to its choice-of-law principles, except to the extent that federal law requires that federal law govern.

9.18    The headings herein are used for the purpose of convenience only and are not meant to have legal effect.
9.19    This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Settling Parties, it being recognized that it is the result of arm’s-length negotiations between the Settling Parties and the Settling Parties have contributed substantially and materially to the preparation of this Stipulation.
9.20    Nothing in the Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, attorney-client privilege, joint defense privilege, or work product protection.
9.21    Unless otherwise provided, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation without further order of the Court.

IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys, dated December 15, 2019.

ROBBINS GELLER RUDMAN & DOWD LLP DARREN J. ROBBINS THEODORE J. PINTAR ROBERT R. HENSSLER JR. 655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)
ROBBINS GELLER RUDMAN & DOWD LLP JAMES E. BARZ FRANK A. RICHTER
/s/ James E. Barz
JAMES E. BARZ
200 South Wacker Drive, 31st Floor Chicago, IL 60606 Telephone: 312/674-4674 312/674-4676 (fax)
ROBBINS GELLER RUDMAN & DOWD LLP ROBERT J. ROBBINS KATHLEEN B. DOUGLAS 120 East Palmetto Park Road, Suite 500 Boca Raton, FL 33432 Telephone: 561/750-3000 561/750-3364 (fax)
Lead Counsel for Plaintiffs

SEEGER WEISS LLP
CHRISTOPHER A. SEEGER
DAVID R. BUCHANAN
55 Challenger Road, 6th Floor
Ridgefield Park, NJ 07660
Telephone: 212/584-0700
212/584-0799 (fax)
cseeger@seegerweiss.com
dbuchanan@seegerweiss.com

Local Counsel for Plaintiffs

SIMPSON THACHER & BARTLETT LLP PAUL C. CURNIN CRAIG S. WALDMAN
/s/ Paul C. Curnin
PAUL C. CURNIN
425 Lexington Avenue New York, NY 10017 Telephone: 212/455-2000 212/455-2502 (fax)

Counsel for Defendants Valeant Pharmaceuticals International, Inc., Robert L. Rosiello, Ari S. Kellen, Robert A. Ingram, Ronald H. Farmer, Colleen Goggins, Anders Lönner, Theo Melas-Kyriazi, Robert N. Power, Norma Provencio, and Katharine B. Stevenson

McCARTER & ENGLISH LLP RICHARD HERNANDEZ
/s/ Richard Hernandez
RICHARD HERNANDEZ
100 Mulberry Street Newark, NJ 07102 Telephone: 973/848-8615 973/297-6615 (fax)

Counsel for Defendants Valeant Pharmaceuticals International, Inc., Robert L. Rosiello, Ari S. Kellen, Robert A. Ingram, Ronald H. Farmer, Colleen Goggins, Anders Lönner, Theo Melas-Kyriazi, Robert N. Power, Norma Provencio, Katharine B. Stevenson, and Tanya Carro

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP RICHARD A. ROSEN
/s/ Richard A. Rosen
RICHARD A. ROSEN
1285 Avenue of the Americas New York, NY 10019 Telephone: 212/373-3000 212/757-3990 (fax)
HARTMANN DOHERTY ROSA BERMAN & BULBULIA, LLC MARK A. BERMAN ROBIN D. FINEMAN
/s/ Mark A. Berman
MARK A. BERMAN
433 Hackensack Avenue, Suite 1002 Hackensack, NJ 07601 Telephone: 201/441-9056 201/441-9435 (fax)
Counsel for the Stock Underwriter Defendants and Former Defendants

O’MELVENY MYERS LLP JONATHAN ROSENBERG
/s/ Jonathan Rosenberg
JONATHAN ROSENBERG
7 Times Square New York, NY 10036 Telephone: 212/326-2000 212/326-2061 (fax)
GIBBONS P.C. KATE E. JANUKOWICZ
/s/ Kate E. Janukowicz
KATE E. JANUKOWICZ
One Gateway Center Newark, New Jersey 07102 Telephone: 973/596-4913
Counsel for the ValueAct Defendants and Defendant Jeffrey W. Ubben
DEBEVOISE & PLIMPTON LLP BRUCE E. YANNETT
/s/ Bruce E. Yannett
BRUCE E. YANNETT
919 Third Avenue New York, NY 10022 Telephone: 212/909-6000 212/909-6836 (fax)
Counsel for Defendant J. Michael Pearson

COOLEY LLP WILLIAM J SCHWARTZ SARAH LIGHTDALE
/s/ William J. Schwartz
WILLIAM J. SCHWARTZ
55 Hudson Yards New York, NY 10001 Telephone: 212/479-6000 212/479-6275
Counsel for Defendant Tanya Carro

SCHULTE ROTH & ZABEL LLP BARRY A. BOHRER
/s/ Barry A. Bohrer
BARRY A. BOHRER
919 Third Avenue New York, NY 10022 Telephone: 212/756-2000 212/593-5955 (fax)
Counsel for Defendant Deborah Jorn

WINSTON & STRAWN LLP JOSEPH L. MOTTO
/s/ Joseph L. Motto
JOSEPH L. MOTTO
35 W. Wacker Drive Chicago, IL 60601 Telephone: 312/558-5600 312/558-5700 (fax)
Counsel for Defendant Howard B. Schiller